Exhibit (n)(5)

KEELEY FUNDS, Inc.

on behalf of

Keeley Small Cap Value Fund

Keeley Small Cap Dividend Value Fund

Keeley Small-Mid Cap Value Fund

Keeley Mid Cap Value Fund

Keeley Mid Cap Dividend Value Fund

Keeley All Cap Value Fund

Keeley Alternative Value Fund

Keeley International Small Cap Value Fund

Multiple Class Plan Pursuant to Rule 18f-3

Adopted on May 17, 2007

(Amended on November 6, 2007, November 3, 2009,

February 2, 2010, May 5, 2011 and November 20, 2014)

This Multiple Class Plan (the “Plan”) was adopted by the Board of Directors of Keeley Funds, Inc. (the “Corporation”) pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “Act”). Each class of shares of the Keeley Small Cap Value Fund, Keeley Small Cap Dividend Value Fund, Keeley Small-Mid Cap Value Fund, Keeley Mid Cap Value Fund, Keeley Mid Cap Dividend Value Fund, Keeley All Cap Value Fund, Keeley Alternative Value Fund and Keeley International Small Cap Value Fund (each, a “Fund” and collectively, the “Funds”) will have the same relative rights and privileges and be subject to the same sales charges, fees and expenses, except as set forth below. The Board of Directors of the Corporation may determine in the future that other distribution arrangements, allocations of expenses (whether ordinary or extraordinary) or services to be provided to a class of shares are appropriate and amend this Plan accordingly without the approval of shareholders of any class. Except as set forth in the Corporation’s prospectus, shares may be exchanged only for shares of the same class of another Fund.

Article I. Class A Shares

Class A Shares are sold at net asset value and subject to the initial sales charge schedule and minimum purchase requirements as set forth in the Corporation’s prospectus, unless a waiver or reduction described in the prospectus is applicable. Class A Shares are subject to distribution fees calculated as a stated percentage of the net assets attributable to Class A shares under the

Corporation’s Distribution Plan. The Class A Shareholders of each Fund have exclusive voting rights, if any, with respect to the Corporation’s Distribution Plan as it applies to the Fund, or to any matter that separately affects that class or as required by applicable law. Transfer agency fees, expenses related to transfer agency activities and state and federal registration fees applicable to Class A Shares are allocated to Class A Shares. Class A Shares shall be entitled to the shareholder services set forth from time to time in the Corporation’s prospectus and/or Statement of Additional Information.

Article II. Class I Shares

Class I Shares are sold at net asset value per share and subject to the initial sales charge schedule or contingent deferred sales charge and minimum purchase requirements as set forth in the Corporation’s prospectus, unless a waiver or reduction described in the prospectus is applicable. The Class I Shareholders of each Fund have exclusive voting rights, if any, with respect to any matter that separately affects that class or as required by applicable law. Transfer agency fees, expenses related to transfer agency activities and state and federal registration fees applicable to Class I Shares are allocated to Class I Shares. Class I Shares shall be entitled to the shareholder services set forth from time to time in the Corporation’s prospectus and/or Statement of Additional Information.

Investments in the Class I Shares generally will be subject to minimum initial and subsequent purchases amounts at a significantly higher level than Class A Shares. The minimum initial and subsequent minimum investments will be specified from time to time in the Corporation’s prospectus and/or Statement of Additional Information.

Article III. Redemption in Kind

Shares of any class may be redeemed in kind subject to the requirements of Rule 18f-1 under the Act and subject to any further restriction or prohibition under any state blue sky law.

Article IV. Dividends and Other Distributions

Dividends and other distributions paid by the Funds to the holders of a class of shares, to the extent paid, will be paid on the same day and at the same time, and will be determined in the same manner and will be in the same amount, except that the amount of the dividends and other distributions declared may be different from those paid to the holders of another class because of a specific class expense and expense waivers or reimbursements.

Article V. Allocation of Expenses; Waivers or Reimbursement of Expense

Expenses described in Articles I and II of this Plan shall be allocated as provided in those Articles. Other expenses shall be allocated among classes in a manner that is fair and equitable. Expenses relating to a Fund generally will be allocated among each class based upon the relative net assets of each class. Expenses relating only to a particular class shall be allocated to that class.

Expenses of a specific class or specific classes of shares may be waived or reimbursed by the investment adviser to the Funds, or any other provider of services to the Corporation.

Article VI. Approval by Board of Directors

This Plan shall not take effect until it has been approved by the vote of majority (or whatever greater or lesser percentage may, from time to time, be required under Rule 18f-3 under the Act) of (a) all of the Directors of the Corporation, on behalf of the Funds, and (b) those of the Directors who are not “interested persons” of the Corporation, as such term may be from time to time defined under the Act.

Article VII. Amendments

No material amendment to the Plan shall be effective unless it is approved by the Board of Directors in the same manner as is provided for approval of this Plan in Article VI.

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